Source: The Savannah Bancorp

THE SAVANNAH BANCORP COMPLETES MANAGEMENT TRANSITION
AND ELECTS THREE NEW DIRECTORS

Thursday April 29, 5:59 pm ET

SAVANNAH, Ga.--(BUSINESS WIRE)--April 29, 2004--At today's annual shareholders meeting, The Savannah Bancorp (NasdaqNM:SAVB) formally completed the senior management transition which was announced in January, 2004. Archie H. Davis, who was President and Chief Executive Officer of The Savannah Bancorp (the "Company") and The Savannah Bank, N.A., retired from active management of the company. Davis was an organizer of the Company in 1989 and has served as President and Chief Executive Officer since that time. He will continue as a director of the Company and The Savannah Bank.

G. Mike Odom, Jr., 41, has been named Chief Executive Officer of the Company. A native of Jesup, GA, Odom is a graduate of Georgia Southern University and the Graduate School of Banking of the South at Louisiana State University. He has been employed by the Company for eight years, serving as President of Bryan Bank & Trust, a subsidiary of the Company, for the past five years. He has also served as Chief Operating Officer of the Company for the past two years and has held various positions in the banking industry over the past eighteen years.

John C. Helmken, II, 40, has been named President of the Company. A graduate of the University of Georgia and a Savannah native, Helmken has been with The Savannah Bank for nine years, where he will continue as President and CEO. Both Odom and Helmken were elected to the Company's Board of Directors. Charles E. Izlar, 51, was also elected as a Director. Mr. Izlar is a Certified Public Accountant and Chief Financial and Administrative Officer of Lewis Broadcasting Corporation and its affiliated entities. He has held this position since 1992. Mr. Izlar's prior experience also includes financial services auditing experience with a national CPA firm and accounting experience in the financial services industry.

The Savannah Bancorp is the parent holding company of The Savannah Bank and Bryan Bank & Trust in Richmond Hill. The Company had consolidated total assets of $523 million and market capitalization of $89 million as of March 31, 2004. Additional information about the company may be found at www.savb.com.

Contact:
     The Savannah Bancorp, Savannah
     G. Mike Odom, Jr., 912-629-6486
     Fax: 912-629-6487